October 9, 2014

Jonathan Clark
913 Georgetown Ridge Court
McLean, Virginia 22102

Dear Jonathan,
It gives me great pleasure to extend you the offer as Executive Vice President, Chief Financial Officer of Midland Credit Management, Encore’s largest subsidiary, reporting directly to me. It is anticipated that after a short transition period, you will be named as the Executive Vice President, Chief Financial Officer of Encore Capital, Inc. and its affiliates. We are very excited to have you join the team!

As we discussed, your compensation package will include a base salary of $500,000 annually. Your annual cash incentive (KCP) target will be 100% of your base salary and the program includes additional upside opportunity for out-performance. For the 2014 performance year you will be eligible to receive a bonus prorated based on the number of days worked. You will be awarded a one-time equity grant equivalent to 200% of your base pay, which will be awarded on or near your actual hire date, and subject to performance and equity criteria. Beginning in March 2015, you will be eligible to receive annual equity grants at a target grant value of 200% of your base salary. The grant will be 60% performance based and 40% time based. The details and terms of these compensation elements are outlined in the attached Terms and Conditions document.

We have agreed that your start date will be Monday October 13, 2014. As discussed, you will be permanently relocating to Phoenix, Arizona during the summer of 2015 and Encore will provide you our executive level relocation package.

As we discussed, this offer is contingent upon successful completion of the background screens. Attached is a summary of Encore Capital’s Terms and Conditions of this offer. Please let me know if you have any questions.

We look forward to having you join our team!

Sincerely,

/s/ Kenneth A. Vecchione

Ken Vecchione
Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Jonathan Clark                        October 9, 2014
Jonathan Clark                     Date

TERMS AND CONDITIONS

Key Contributor Plan Bonus and Eligibility
Beginning on your Start Date, you will be eligible to participate in the Company’s bonus program (“KCP”), with an annual target bonus percentage of 100% of your annual salary. Achievement of your bonus will be based on the achievement of annual Company and departmental objectives, as well as personal performance, and will be paid on an annual basis in the Company's sole and absolute discretion. You are not guaranteed a bonus in any amount, and the Company reserves the right to modify or eliminate its bonus program at any time. The KCP bonus program is based on a calendar year of performance from January to December. If the requisite Company objectives and performance criteria are met, your potential bonus will be prorated to reflect your partial employment for the year. Your bonus payment for the 2014 performance year will be prorated to reflect the number of days as an active employee of the Company.
KCP participants are eligible to earn a bonus when both of the following conditions have been met:
1.    The Company and individual performance are determined by management, in its sole and absolute discretion, to merit a bonus payment as defined by the plan design.
2.    The KCP eligible employee must be employed by the Company and fully meeting the expectations of his/her role, as determined by management, in its sole and absolute discretion, on the date of the bonus payout.
KCP bonuses, when made, are typically paid out during the first 3 weeks of March. If you are not employed on the payout date, or are deemed to be not meeting the expectations of your role prior to the payout date as determined by management, in its sole and absolute discretion, you will not be entitled to a bonus.

The funding of the bonus plan you will participate in is based on the Company’s performance to established adjusted EBITDA targets. The bonus increases 3% for every 1% increase in adjusted EBITDA performance above annual target (ex. Company achieves 110% of target; bonus is funded at 130% of target).

Benefits
Beginning the 1st of the month following the one-month anniversary of your Start Date and during the term of your employment, you will be eligible to participate in the Company’s benefit programs commensurate with other Company employees at the same level as you. Enrollment information will be given to you prior to your eligibility date. Benefit choices currently include medical, dental, vision, life insurance, dependent life insurance, accidental death & dismemberment, short- and long-term disability, and an Employee Assistance Program. During your enrollment, you may also elect, at your expense, to receive supplemental insurance coverage.

401(k) Participation
Beginning the 1st of the month following two months of employment and during the term of your employment, you will be eligible to participate in the Company’s 401(k) Retirement Savings Plan (the “401(k) Plan”). Enrollment information will be mailed to you prior to your eligibility date. The Company currently matches 50% of any contributions made by you, subject to a three-year vesting schedule. Please note, unless you elect otherwise, you will automatically be enrolled at 3% of your gross pay into a 401(k) age appropriate lifetime freedom fund account aligned with your projected retirement date based upon your age.

Paid Time-Off
You will accrue a total of 160 hours (20 days) of paid time-off (PTO) per year, accruing at the rate of 6.16 hours per pay period. You can carry over a portion of the PTO you have accrued during the year, but your total PTO accrued at any one time is subject to a maximum in accordance with Company policy. In addition, you will be eligible to accrue up to 16 hours of Floating Holiday time-off per year, subject to the terms set forth in the employee handbook.

Stock Awards
In accordance with your position and as approved by the committee administering the Company’s stock awards, you will eligible for a stock grant award equal in value to 200% of your base salary. The total annual award will be split between PSUs (60%) and RSUs (40%). Subject to Board approval, the RSUs and PSUs awarded post hire will vest 33% on each anniversary of the award date for three consecutive years and assuming you remain employed by the Company during that time.

Additionally, in accordance with your position, and as approved by the committee administering the Company’s stock awards, you will be responsible for holding company stock equal to 400% of your base salary. You will have a period of five years to attain the required level of holdings. Ownership guidelines are reviewed periodically and are subject to change.

Relocation
To assist you with your move, we are pleased to provide you with relocation assistance through our third-party provider, Odyssey. Please find the attached PDF for Package A Homeowner Relocation guidelines that describes your benefits in detail. You will be required to sign a Relocation Repayment Agreement as a condition of accepting this benefit. An Odyssey representative will contact you directly within three business days after signing your Offer Letter & Relocation Repayment Agreement.

Separation Provision
You will be provided with severance benefits that are no less favorable than those described in the Executive Separation Plan which will include some of the following benefits:
•    Standard Separation Benefits:
o    2x annual base salary
o    12 months vesting continuation period
o    24 months lump sum payout to cover healthcare costs
o    Prorated annual bonus based on actual Company performance
•    Change-in-Control Separation Benefits:
o    2x annual base salary
o    Accelerated vesting of all time based equity; Performance based equity will vest at the greater of target or projected actual
o    24 months lump sum payout to cover healthcare costs
o    Prorated Target Bonus of Current Year + 1x the Greater of Target or Projected Actual
The Company also agrees that you will be entitled to the severance described above in the event that you are not designated as the Chief Financial Officer of the Company and its affiliates prior to April 1, 2015.

“At-will” Nature of Employment
Your employment with the Company is for no specified period and constitutes “at-will” employment. By accepting this offer of employment, you understand either the Company or you may end the employment relationship at any time with or without cause or prior notice. You further understand that no manager, supervisor, or other representative of the Company has any authority to enter into any agreement for employment for any specified period of time or to make any agreement contrary to the at-will employment relationship.

Conditions of Employment
During new employee orientation, you will be required to complete, sign, and return the following: Employee Data Sheet, W-4 Form, Drug Testing Consent Form, Confidentiality and Nonsolicitation Agreement, Acknowledgement of Standards of Business Conduct, Acknowledgement of Securities Trading Policy, Proximity Access Card Agreement, Off-Site Events Form, Workers’ Compensation Material Acknowledgment, and Receipt of Employee Handbook. In addition, this offer of employment is contingent upon successful completion of pre-employment drug testing, background and reference checks. You are required to complete the drug screen within 72 hours of acceptance of this offer pursuant to instructions from the Company’s human resources department. It is a term and condition of your employment with the Company that you comply with the above procedures as well as the Company’s other policies, practices and procedures, including, without limitation, any policies set forth in any employee handbook implemented by the Company, and any confidentiality/nondisclosure agreements with former employers. The Company's employee handbook and its policies, practices, and procedures do not constitute a contract of employment or modify the at-will nature of your employment.

Compliance with Immigration Laws
To comply with federal immigration law, you must provide the Company with documentary evidence of your identity and eligibility for employment in the United States within three business days of your Start Date under the guidelines of Form I-9.

Other General Provisions: By signing below, you agree to the terms of this offer letter. You agree that this letter contains the entire agreement regarding your employment with the Company and replaces all other agreements and understandings regarding your employment made concurrently or previously. The terms described in this letter may only be changed by written agreement between an officer of the Company and you. The Company may, however, periodically adjust salaries and benefits payable to you and/or its other employees, as well as reporting relationships, job titles, and responsibilities as it deems necessary.

Applicable Law
The terms of your employment and of your severance compensation shall be construed under and be governed in all respects by the laws of the State of
California, without giving effect to the conflict of laws principles of the State of
California.

Offer Acceptance	If you agree with these terms, please sign the cover letter in the space provided below and email back to Barbara Kennedy (barbara.kennedy@mcmcg.com).